Exhibit 99.1

Altera Corporation
101 Innovation Drive
San Jose, CA 95134
Phone: 408-544-7000

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie	Mark Plungy
Vice President – Investor Relations	Senior Manager – Corporate
Altera Corporation	Communications, Altera Corporation
(408) 544-6996	(408) 544-6397
swylie@altera.com	newsroom@altera.com

ALTERA UPDATES FOURTH QUARTER GUIDANCE AND SHARE

REPURCHASE ACTIVITY; TO TAKE RESTRUCTURING CHARGE

San Jose, Calif., December 5, 2007 — Altera Corporation (NASDAQ: ALTR) today announced its mid-quarter update for the fourth quarter of 2007. In addition, and as part of the company’s ongoing operating expense reduction efforts, several restructuring steps are being announced.

The company reaffirms that it expects fourth quarter sales to be flat to 4 percent lower compared to the third quarter of 2007, in line with prior guidance. Sales into the communications market are somewhat stronger than earlier guidance, while sales into the consumer market are somewhat weaker than anticipated. As expected, the company’s new product category is showing growth in comparison to the similar period in the prior quarter.

Altera has repurchased 22.4 million shares of its common stock during the fourth quarter at a cost of $442 million. Altera has, year to date, repurchased 54.5 million shares at a cost of $1.16 billion. Repurchases in 2007 are part of a previously announced plan to repurchase up to $1.5 billion of the company’s common stock through 2007 and the first half of 2008. The company now expects that fourth quarter diluted share count will be in the range of 335 million shares. Other income is now anticipated to be approximately $11 million.

Altera will incur restructuring charges of $4-6 million in the fourth quarter as a result of lease terminations and modifications and the elimination of approximately 65 positions from the company’s 2,700 person workforce. The company estimates that annual savings from this restructuring will be approximately $10 million per year.

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Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include fourth quarter sales guidance, share count and other income, projected restructuring costs, and restructuring cost savings. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix® II, Stratix II GX, Stratix III, Cyclone® II, Cyclone III, Arria™, MAX® II and HardCopy® device families, changes in the mix of business between prototyping and production-based demand, unanticipated restructuring difficulties, inaccuracies in Altera’s assessment of the amount and timing of charges, as well as changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.

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